NUMBER	PAR VALUE $ 0.0001	SHARES
1052

Global Music International, Inc.

INCORPORATED UNDER THE LAWS OF THE STATE OF FLORIDA

COMMON STOCK	CUSIP 37945F 10 6
SEE REVERSE FOR CERTAIN DEFINITIONS

THIS CERTIFIES THAT

Countersigned: Florida Atlantic Stock Transfer, Inc. 7130 Nob Hill Road Tamarac, FL 33321 Transfer agent

Is the owner of

Fully Paid and Non-Assessable Shares of Common Stock of Global Music International, Inc. transferable only on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed.

This Certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Seal of Global Music International Inc. appears here.